            EXHIBIT 10.1

Mr. William Mark Humphrey             March 7, 2023
Bonita Springs, FL

Dear Mark:

We are pleased to confirm our offer of promotion to the position of Sr Vice President and Chief Financial Officer based in Bonita Springs, Florida. This position reports directly to the Chief Executive Officer, Lawrence Silber. Your new responsibilities become effective March 10, 2023.

Compensation
Your new salary will be in the annualized amount of $470,000 and is paid bi-weekly. You will be eligible to participate in the 2023 Herc Executive Incentive Plan. For your new role, the Plan provides for a full year target award of 75% of your year-end base salary. The actual award is based on individual performance and the Company meeting certain objectives.

For 2024, your annual equity grant will be $630,000 awarded in the first quarter on the same terms provided to the Company’s other executive officers. Generally, equity grants are subject to approval by the Compensation Committee and are subject to its sole and exclusive discretion.

In addition to your 2023 annual grant, you will receive a special equity grant of $280,000 based on the closing stock price of HRI on March 13, 2023. The form of the award is 60% PSUs and 40% RSUs, subject to the same terms and conditions of the 2023 annual grant.

Benefits and Perquisites
You will continue to be eligible to participate in all Company Health and Welfare programs. You remain eligible for service vehicle privileges in this role, and you continue to participate in the Executive Reimbursement programs for certain eligible medical and tax/financial planning expenses.

This offer is contingent upon your agreement to enter into and sign an Employee Confidentiality & Non-Competition Agreement.

Mark, we believe that you will continue to make an outstanding contribution to the Herc Rentals organization and wish you success in your new position.

Very truly yours,

Christian Cunningham
Sr Vice President and Chief Human Resources Officer

I understand and accept the terms and conditions of this offer:

/s/ William Mark Humphrey	3/28/23
William Mark Humphrey	Date